Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2020 RESULTS

Company Release: July 27, 2020

Quarter Two 2020 Highlights:

•

Net income totaled $3.7 million for the quarter ended June 30, 2020, or $0.30 per diluted common share, an increase of 12.2% from $3.3 million, or $0.27 per diluted common share, for the quarter ended June 30, 2019.

•

A $1.9 million provision for loan losses was recorded during the quarter ended June 30, 2020, due to economic uncertainties from the COVID-19 pandemic, up from $1.6 million during the quarter ended March 31, 2020.

•	Asset growth of $494.9 million, or 41.8%, to $1.68 billion for the quarter ended June 30, 2020, compared to $1.18 billion at March 31, 2020.
•

Total loans receivable, net of deferred loan fees, grew 44.0% during the quarter ended June 30, 2020 to $1.45 billion compared to $1.01 billion at March 31, 2020. Includes $427.4 million in Paycheck Protection Program (“PPP”) loans originated in the second quarter of 2020.  Loans receivable, net of PPP loans, grew at an annualized rate of 5.8%, or $14.5 million, during the quarter ended June 30, 2020.

•	Total deposits increased 30.0% during the quarter ended June 30, 2020 to $1.31 billion, compared to $1.01 billion at March 31, 2020.
•	Utilized the Paycheck Protection Program Liquidity Facility (“PPPLF”) to fund PPP loans. $190.2 million loans pledged and borrowed at June 30, 2020.
•	Opened 15th branch in Arlington, Washington.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended June 30, 2020.  Net income for the second quarter of 2020 was $3.7 million, or $0.30 per diluted common share, compared with net income of $2.7 million, or $0.22 per diluted common share, for the first quarter of 2020, and $3.3 million, or $0.27 per diluted common share, for the quarter ended June 30, 2019.

“During a period in which businesses and individuals had to contend with the impact of a global COVID-19 pandemic on the economy and on their personal lives, I am proud of the accomplishments and achievements of our team who have remained positive, flexible, and relentlessly focused on serving our communities and continued growth of our Company. Despite the pandemic related disruptions that continued through the quarter, we finished the second quarter of 2020 with net income of $3.7 million, which includes $1.9 million in loan loss provision expense primarily in response to the economic uncertainties of the pandemic.  As a preferred Small Business Administration (“SBA”) lender, we have funded $438.1 million gross funds in financial assistance to existing and new small business customers via the PPP as provided in the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which represents 2,526 loans, impacting nearly 40,000 employees in our communities as of June 30, 2020.  We placed special emphasis on small companies, with 98% of the loans funded going to companies with fewer than 100 employees. In addition, we continue to develop our CCBX division and added three new customers for the quarter, which provides Banking as a Service (“BaaS”) enabling broker dealers and digital financial service providers to offer their clients banking services, while providing additional sources of fee income for the Bank,” stated Eric Sprink, the President and CEO of the Company and the Bank.

“During this uncertain time, we remain committed to our customers and, pursuant to federal guidance, have deferred or modified payments for $207.2 million in loans for our customers, representing 215 loans, remaining as of June 30, 2020.  This proactive approach to restructuring payments helped provide financial relief within our communities.

“We remain committed to following the guidelines set forth by our federal, state and local government and public health officials to keep us all healthy and safe while remaining open and serving our communities through our drive throughs, call center, mobile banking, online banking and ATMs.  As new guidance emerges, the Company is enhancing measures already in place to protect the health and safety of its employees and continues to successfully employ remote work arrangements to the fullest extent possible.

“We remain focused on closely analyzing higher risk segments within the loan portfolio, monitoring economic conditions, and are working diligently to proactively manage the risks and uncertainties associated with these unprecedented times.  The Coastal team is dedicated to our customers and to working within our communities to provide assistance through traditional banking services and are also committed to growing and developing our CCBX division, which provides an alternative means of income for the Company.”

Results of Operations

During the quarter ended June 30, 2020, significant focus was placed on helping the small businesses in our communities through the PPP.  These loans have had a significant impact on our financial statements for the quarter ended June 30, 2020 and will continue to impact our results in the future.  Throughout this earnings release, we will address the impact of these loans including borrowings received through PPPLF to help fund these loans and to aid in liquidity, increased customer deposit accounts from unused disbursements, and earnings and expenses related to these activities.  Any estimated adjusted ratios that exclude the impact of this activity are non-GAAP measures.  For more information about non-GAAP financial measures, see the end of this earnings release.

The table below summarizes key information regarding the PPP loans as of the period indicated:

	Loan Size
	As of June 30, 2020
	$0.00 - $150,000.00	$150,000.01 - $350,000.00	$350,000.01 - $2,000,000.00	> 2,000,000.01	Totals
(Dollars in thousands; unaudited)
Principal outstanding:
Existing customer	$37,674	$29,561	$86,232	$52,299	$205,766
New customer	48,914	42,205	82,940	58,252	232,311
Total principal outstanding	86,588	71,766	169,172	110,551	438,077
Deferred fees outstanding	(3,729)	(3,057)	(4,247)	(940)	(11,973)
Deferred costs outstanding	940	215	161	18	1,334
Net deferred fees	$(2,789)	$(2,842)	$(4,086)	$(922)	$(10,639)
Total principal, net of deferred fees	$83,799	$68,924	$165,086	$109,629	$427,438
Weighted average maturity (years)	1.91	1.83	1.83	1.81	1.83
Number of loans:
Existing customer	768	128	108	13	1,017
New customer	1,185	190	116	18	1,509
Total loan count	1,953	318	224	31	2,526
Percent of total	77.3%	12.6%	8.9%	1.2%	100.0%

Net interest income was $14.0 million for the quarter ended June 30, 2020, an increase of 23.1% from $11.4 million for the quarter ended March 31, 2020, and an increase of 37.4% from $10.2 million for the quarter ended June 30, 2019.   The increase compared to the prior quarter and prior year’s second quarter is largely related to increased interest income resulting from our loan growth.  This loan growth includes $438.1 million in PPP loans and $2.8 million in related interest income for the quarter ended June 30, 2020, combined with lower interest expense resulting from a decrease in interest rates paid on interest bearing deposits and an increase in noninterest bearing deposits from cash advanced on PPP loans being placed in noninterest bearing demand accounts.  Interest expense was $1.4 million as of June 30, 2020, a $323,000 decrease from the period ended March 31, 2020 and a $185,000 decrease from the period ended June 30, 2019.  Partially offsetting this decrease is a $228,000 decrease in interest earned on deposits with other banks compared to March 31, 2020, and a $522,000 decrease compared to June 30, 2019, largely as a result of lower rates.  Deposits held with other banks increased $32.6 million as of June 30, 2020, compared to March 31, 2020, as a result of the PPPLF borrowings, which were obtained to provide liquidity as PPP funds in deposit accounts are withdrawn.  Net deferred fees on PPP loans will be earned over the life of the loan, as a yield adjustment.  Forgiveness of principal, early paydowns and payoffs on PPP loans will increase interest income earned in those periods.

Net interest margin for the quarter ended June 30, 2020 was 3.78%, a 37 basis point decrease from 4.15% for the quarter ended March 31, 2020 and a 46 basis point decrease from 4.24% for the quarter ended June 30, 2019. The decrease over the prior quarter and second quarter in the previous year was largely due to the originating and holding of PPP loans and lower interest rates on all other loans.  Contributing to the decrease in net interest margin were PPP loans, which account for an average of $335.2 million in gross loans for the quarter ended June 30, 2020, and bear a contractual interest rate of 1.0%, and yield 3.31% after considering the amortization of loan fees, for the quarter ended June 30, 2020.   Cost of funds decreased 29 basis points in the quarter ended June 30, 2020 compared to the quarter ended March 31, 2020 and decreased 33 basis points from the quarter ended June 30, 2019.  Proceeds from the PPP loans were largely deposited into noninterest bearing accounts, which helped reduce our cost of funds.  In addition, the Federal Open Market Committee (“FOMC”) lowered the Fed Funds rates five times for a total decrease of 2.25% since June 2019, which has impacted the rates paid on deposits.  Interest rates may decline further, or may persist at current low levels, and may continue to impact the Company's net interest margin.

During the quarter ended June 30, 2020, the average balance of total loans receivable increased by $368.4 million, to $1.33 billion, compared to $966.6 million for the quarter ended March 31, 2020, largely as a result of PPP loans.  PPP loans bear a contractual interest rate of 1.0%, yielding approximately 3.31%, after considering the amortization of loan fees.  The average balance of total loans receivable increased by $522.3 million, compared to $812.7 million for the same quarter one year ago, due to overall growth in the loan portfolio, combined with the aforementioned growth in PPP loans. Total loan yield for the quarter ended June 30, 2020 was 4.57%, compared to 5.25% for the quarter ended March 31, 2020, and 5.39% for the quarter ended June 30, 2019. The reduction in loan yield is a result of the lower yielding PPP loans combined with the reduction in FOMC rates.  PPP loans reduced the loan yield* by 37 basis points for the quarter ended June 30, 2020.

Contractual loan yields approximated 3.91% for the quarter ended June 30, 2020, compared to 5.08% for the quarter ended March 30, 2020, and 5.23% for the quarter ended June 30, 2019. During the quarter ended June 30, 2020, the average balance of PPP loans was $335.2 million.  These loans bear a contractual rate of 1.0%, which negatively impacted the average contractual yield on loans.  Excluding PPP loans and their related earned loan fees, the contractual yield on loans approximated 4.84%*.  Also contributing to the reduction in contractual yield was the reduction in rates by the FOMC which has resulted in lower rates on new and renewing loans as well as loans tied to indexes.  Although we have rate floors in place for $349.1 million, or 23.9%, in existing loans, the rate reductions by FOMC have a corresponding impact on loan yields and subsequently the net interest margin in future periods.

Deposit costs for the quarter ended June 30, 2020 were 0.35%, a decrease of 29 basis points from 0.64% for the quarter ended March 31, 2020, and a 31 basis point decrease from the quarter ended June 30, 2019.  Deposit costs and balances were favorably impacted from PPP loan proceeds being deposited into noninterest or low interest-bearing accounts.  During the quarter ended June 30, 2020, PPP proceeds directly transferred into new or existing customer deposit accounts approximated $327.6 million.  These deposits have been, and continue to be, gradually withdrawn as customers use the funds.  Market conditions for deposits continued to be competitive during the quarter ended June 30, 2020; however we lowered many rates, with most changes to our interest-bearing demand deposit and certificate of deposit rates effective at the start of second quarter of 2020, which helped decrease deposit costs in the current quarter.

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Return on average assets (“ROA”) was 0.96% for the quarter ended June 30, 2020 compared to 0.96% and 1.31% for the quarters ended March 31, 2020 and June 30, 2019, respectively.  ROA was impacted in the current and prior quarter by increased provision for loan losses due to loan growth and in response to the economic uncertainties of the COVID-19 pandemic. Pre-tax, pre-provision ROA* was 1.72% for the quarter ended June 30, 2020 and 1.77% for the quarter ended March 31, 2020, compared to 1.87% for the quarter ended June 30, 2019.

The following table shows the Company’s key performance ratios for the periods indicated.  The table also includes ratios that were adjusted by removing the impact of the PPP loans.  The adjusted ratios are non-GAAP measures.  For more information about non-GAAP financial measures, see the end of this earnings release.

	Three months ended					Six months ended
(unaudited)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019

Return on average assets (1)	0.96%	0.96%	1.31%	1.35%	1.31%	0.96%	1.23%
Return on average equity (1)	11.37%	8.66%	11.66%	11.72%	11.45%	10.03%	10.86%
Pre-tax, pre-provision return on average assets (1)(2)	1.72%	1.77%	1.95%	1.95%	1.87%	1.74%	1.77%
Yield on earnings assets (1)	4.16%	4.79%	4.90%	4.94%	4.92%	4.43%	4.87%
Yield on loans receivable (1)	4.57%	5.25%	5.36%	5.36%	5.39%	4.85%	5.39%
Yield on loans receivable, as adjusted (1)(2)	4.94%	n/a	n/a	n/a	n/a	5.10%	n/a
Contractual yield on loans receivable, excluding earned fees (1)	3.91%	5.08%	5.15%	5.24%	5.23%	4.40%	5.23%
Contractual yield on loans receivable, excluding earned fees, as adjusted (1)(2)	4.84%	n/a	n/a	n/a	n/a	4.96%	n/a
Cost of funds (1)	0.41%	0.70%	0.70%	0.72%	0.74%	0.54%	0.75%
Cost of deposits (1)	0.35%	0.64%	0.63%	0.64%	0.66%	0.48%	0.67%
Net interest margin (1)	3.78%	4.15%	4.26%	4.29%	4.24%	3.93%	4.19%
Noninterest expense to average assets (1)	2.34%	3.18%	2.90%	2.98%	3.06%	2.71%	3.09%
Efficiency ratio	57.66%	64.26%	59.86%	60.46%	62.05%	60.80%	63.59%
Loans receivable to deposits	110.77%	100.01%	97.02%	94.78%	97.39%	110.77%	97.39%

(1) Annualized calculations shown for quarterly and six month periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Noninterest income was $1.5 million in the second quarter of 2020, a decrease of $1.2 million from $2.7 million at the first quarter of 2020, and a decrease of $612,000 from $2.1 million in the second quarter of 2019.  The decrease was primarily due to a $983,000 decrease in loan referral fees, which is earned when we originate a variable rate loan and arrange for the borrower to enter into an interest rate swap agreement with a third party to fix the interest rate for an extended period, and $104,000 decrease in BaaS fees contributed to the decrease when compared to the quarter ended March 31, 2020.  The $612,000 decrease over the quarter ended June 30, 2019 was largely due to a $403,000 decrease in loan referral fees, a $132,000 decline in gain on sale of loans and a $104,000 decrease in deposit service changes and fees.  Amendments to partner agreements and longer implementation periods negatively impacted BaaS fees in the current quarter.  As of June 30, 2020, there were three active CCBX partners, two in the friends and family trials, two in onboarding/implementation, three signed letters of intent and a solid pipeline that may lead us to onboarding up to two new partners per quarter.  Some amendments were made for CCBX partners that were beneficial to the long-term relationship, resulting in a slight shift of

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

revenue from the quarter ended June 30, 2020, to a future period. As partnerships move to active status and develop their customer base, it is expected that BaaS fees will increase.  The decline in deposit service fees over June 30, 2019 is largely due to a reduction in nonsufficient funds and overdraft charges on personal and business accounts as consumer activity decreased due to the COVID-19 pandemic and economic shut-down.

Total noninterest expense for the second quarter of 2020 was $8.9 million compared to $9.0 million for the preceding quarter and increased 17.0% from $7.6 million from the second quarter of 2019. Noninterest expense variances for the quarter ended June 30, 2020 as compared to the quarter ended March 31, 2020 include a $468,000 decrease in salaries and employee benefits, which is largely related to the deferred loan costs recorded as salary offsets from originating PPP loans.  The increased expenses for the current quarter compared to the comparable quarter one year ago were largely due to increases in salary expenses related to hiring staff for our BaaS CCBX division and additional staff for our ongoing banking growth initiatives, along with temporary additions to help with operations to originate PPP loans.  Legal and professional fees increased $151,000 and $181,000 in the current quarter over the quarters ended March 31, 2020 and June 30, 2019, respectively.  The increase is associated with BaaS activities through CCBX operations and regular costs related to legal and accounting work related to reporting.  In the quarter ended June 30, 2020, other expenses increased $260,000 and $358,000 over the quarters ended March 31, 2020 and June 30, 2019, respectively, largely as a result of increased dues and memberships, subscription and software license expense of $40,000 and $138,000 at March 31, 2020 and June 20, 2019, respectively. Also contributing to the increase in other expenses over March 31, 2020 and June 30, 2019 is a $103,000 and $39,000 increase, respectively, in the provision for off balance sheet commitments.

The provision for income taxes was $967,000 at June 30, 2020, a $253,000 increase compared to $714,000 for the first quarter of 2020 and a $113,000 increase compared to $854,000 for the second quarter of 2019, both as a result of increased taxable income.  The Company uses a federal statutory tax rate of 21% as a basis for calculating provision for income taxes.

Balance Sheet

The Company’s total assets increased $494.9 million, or 41.8%, to $1.68 billion at June 30, 2020 compared to $1.18 billion at March 31, 2020.  The primary cause of the increase was $440.0 million in increased loans receivable (net of allowance for loan losses), largely from PPP loans, combined with a $44.9 million increase in cash and due from banks and interest earning deposits with other banks. In the quarter ended June 30, 2020, total assets increased $550.0 million, or 48.8%, compared to $1.13 billion at December 31, 2019.  This increase is largely the result of $504.7 million increase in net loans receivable, combined with a $46.4 million increase in cash and due from banks and interest earning deposits with other banks.

Total loans receivable increased $508.0 million from $939.1 million at December 31, 2019 to $1.45 billion at June 30, 2020, and $601.7 million from $845.4 million at June 30, 2019.  The growth in loans receivable over the quarter ended December 31, 2019 was due primarily to an increase of $440.1 million in commercial and industrial loans, which includes $438.1 million in PPP loans for small business owners as prescribed in the CARES Act, combined with $64.9 million increase in commercial real estate loans.  Partially offsetting that increase is $10.9 million in additional net deferred loan origination fees, which includes $10.6 million in unearned fees on PPP loans, which are earned over the life of those loans, and have a maturity term of two to five years.  The increase over the quarter ended June 30, 2019 was due to a $450.4 million increase in commercial and industrial loans, $120.6 million in commercial real estate loans, $22.5 million in residential real estate loans, and $17.8 million in construction, land and land development loans.  Partially offsetting the increase in net loans receivable is an additional $11.5 million in net deferred loan origination fees, including $10.6 million in net unearned fees on PPP loans.

The PPP has been extended to August 8, 2020, and we will continue to accept and process requests for existing and new customers for the duration of the program; however, the volume of loans has significantly declined since the program began.  Guidance is being issued and we have begun accepting applications from customers for loan forgiveness.  It is still uncertain what the final forgiveness criteria will be, but we anticipate that the third quarter of 2020 will be busy as we migrate to the forgiveness stage of the PPP.  Forgiveness of principal, early paydowns and payoffs on PPP loans will increase interest income earned in those periods.   Customers with two-year loans are also able to request that their PPP loan be extended to a five year maturity, which we anticipate may be a good option for customers not eligible for forgiveness.

The following table shows the number of PPP loans originated through July 22, 2020:

The following table summarizes the loan portfolio at the periods indicated.

	As of
	June 30, 2020		December 31, 2019		June 30, 2019
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans:
PPP loans	$438,077	30.0%	$-	0.0%	$-	0.0%
All other commercial & industrial loans	113,473	7.8	111,401	11.8	101,110	11.9
Real estate loans:
Construction, land and land development loans	102,422	7.0	97,034	10.3	84,666	10.0
Residential real estate loans	122,949	8.4	115,011	12.2	100,446	11.9
Commercial real estate loans	678,335	46.5	613,398	65.2	557,692	65.8
Consumer and other loans	4,735	0.3	4,214	0.5	2,893	0.4
Gross loans receivable	1,459,991	100.0%	941,058	100.0%	846,807	100.0%
Net deferred origination fees - PPP loans	(10,639)		-		-
Net deferred origination fees - Other loans	(2,208)		(1,955)		(1,364)
Loans receivable	$1,447,144		$939,103		$845,443

Please see Appendix A for additional loan portfolio detail regarding industry concentrations in response to the volatile economic environment due to the COVID-19 pandemic.

Total deposits increased $338.5 million, or 35.0%, to $1.31 billion at June 30, 2020 from $968.0 million at December 31, 2019.  The increase is largely due to a $349.7 million increase in core deposits.  A portion of the funds from PPP loans were deposited directly into existing or new deposit accounts, thus increasing deposit account balances.  These deposits have been, and continue to be, gradually withdrawn as the customers use the funds. During the quarter ended June 30, 2020, noninterest bearing deposits increased $192.6 million, or 51.9%, to $563.8 million from $371.2 million at December 31, 2019.  NOW and money market accounts increased $138.5 million, savings accounts increased $18.7 million, BaaS-brokered deposits increased $2.9 million and time deposits decreased $14.2 million. Total deposits increased $438.3 million, or 50.5%, compared to $868.1 million at June 30, 2019.  The increase is primarily in core deposits and is the result of expanding and growing banking relationships, combined with the PPP related deposits remaining in accounts at June 30, 2020. Noninterest bearing deposits increased $247.9 million, or 78.5%, from $315.9 million at June 30, 2019.  NOW and money market accounts increased $188.6 million, savings accounts increased $20.9 million, BaaS-brokered deposits increased $12.4 million and time deposits decreased $31.5 million. Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio at the periods indicated.

	As of
	June 30, 2020		December 31, 2019		June 30, 2019
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$563,794	43.2%	$371,243	38.4%	$315,890	36.4%
NOW and money market	576,376	44.1	437,908	45.2	387,758	44.7
Savings	72,045	5.5	53,365	5.5	51,120	5.9
Total core deposits	1,212,215	92.8	862,516	89.1	754,768	87.0
BaaS-brokered deposits	26,529	2.0	23,586	2.4	14,166	1.6
Time deposits less than $250,000	43,900	3.4	51,644	5.4	62,303	7.2
Time deposits $250,000 and over	23,783	1.8	30,213	3.1	36,907	4.2
Total deposits	$1,306,427	100.0%	$967,959	100.0%	$868,144	100.0%

Funds from PPP loans were frequently deposited directly into existing or new customer accounts during the quarter ended June 30, 2020.  This includes approximately 842 new customer deposit relationships that were established as a result of funding PPP loans for business owners in the communities we serve.  The time and effort spent working with these new customers throughout the PPP process has resulted in new relationships that the Company will work to retain into the future.

Distributions from PPP loans were largely directly deposited into new or existing deposit accounts as illustrated below:

To bolster the effectiveness of the SBA PPP loan program, the Federal Reserve is supplying liquidity to participating financial institutions through non-recourse term financing secured by PPP loans to small businesses. The PPP provides loans to small businesses so that they can keep their employees on the payroll and pay other allowed business expenses. The PPPLF extends low cost borrowing lines, 0.35% interest rate, to eligible financial institutions that originate PPP loans, taking the loans as collateral at face value. Borrowings are required to be paid down as the pledged PPP loans are paid down.  As of June 30, 2020, there was $190.2 million outstanding in PPPLF advances and pledged PPP loans.

The Federal Home Loan Bank (“FHLB”) allows us to borrow against our line of credit, which is collateralized by certain loans. As of June 30, 2020, we borrowed a total of $25.0 million in FHLB long term advances.  This includes a $10.0 million advance with a remaining term of 2.75 years and $15.0 million advance with a 4.75 years remaining term.  These advances provide an alternative and stable source of funding for loan demand.  Although there are no immediate plans to borrow additional funds, additional FHLB borrowing capacity of $63.7 million was available under this arrangement as of June 30, 2020.

Total shareholders’ equity increased $6.8 million since December 31, 2019.  The increase in shareholders’ equity was primarily due to $6.4 million in net earnings for the six months ended June 30, 2020.

Capital Ratios

The Company and the Bank remain well capitalized at June 30, 2020, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines
(unaudited)
Tier 1 leverage capital	9.61%	9.38%	5.00%
Common Equity Tier 1 risk-based capital	12.86%	12.34%	6.50%
Tier 1 risk-based capital	12.86%	12.67%	8.00%
Total risk-based capital	14.11%	14.88%	10.00%

As previously disclosed, during the quarter ended March 31, 2020, the Company contributed $7.5 million in capital to the Bank due to the volatile economic environment.  No additional contributions have been made; however, the Company could downstream additional funds to the Bank in the future, if necessary.

Asset Quality

The allowance for loan losses was $14.8 million and 1.03% of loans receivable at June 30, 2020 compared to $11.5 million and 1.22% at December 31, 2019 and $10.4 million and 1.24% at June 30, 2019.  At June 30, 2020, there was $427.4 million in PPP loans, net of deferred fees, which are 100% guaranteed by the SBA.  Excluding PPP loans, the allowance for loan losses to loans receivable* would be 1.46% for the quarter ended June 30, 2020.  Provision for loan losses totaled $1.9 million for the current quarter, $1.6 million for the preceding quarter, and $547,000 for the same quarter in the prior year. Net charge-offs totaled $8,000 for the quarter ended June 30, 2020, compared to $123,000 for the quarter ended March 31, 2020 and $19,000 net charge-offs for the quarter ended June 30, 2019.

The Company’s provision for loan losses of $1.9 million and $1.6 million during the quarters ended June 30, 2020 and March 31, 2020, respectively, is related to the growth in the loan portfolio along with an increase in qualitative factors related to the economic uncertainties caused by the COVID-19 pandemic. The Company is not required to implement the provisions of the Current Expected Credit Loss accounting standard until January 1, 2023 and will continue to account for the allowance for credit losses under the incurred loss model.

At June 30, 2020, our nonperforming assets were $4.4 million, or 0.26% of total assets, compared to $1.0 million, or 0.09%, of total assets at December 31, 2019, and $1.6 million, or 0.16%, of total assets at June 30, 2019.  Nonperforming assets increased $3.4 million during the quarter ended June 30, 2020, with the addition of two loans.

Management is actively monitoring the loan portfolio to identify borrowers experiencing difficulties with repayment and are proactively working with them to reduce potential losses through the prudent use of PPP loans, deferrals, and modifications in accordance with regulatory guidelines.  There were no repossessed assets or other real estate owned at June 30, 2020.  Our nonperforming loans to loans receivable ratio was 0.31% at June 30, 2020, compared to 0.11% at December 31, 2019.  Commercial and industrial nonaccrual loans totaled $689,000 at June 30, 2020 and consisted of three lending relationships.  During the second quarter of 2020, there was $11,000 in charge-offs on one nonperforming loan and $3,000 in recoveries.  Two loans moved to nonperforming status, both non-COVID-19 pandemic related, during the second quarter, which includes $3.3 million in construction, land and land development loans and $413,000 in commercial real estate loans.  The addition of these loans to nonperforming status in the second quarter was a result of our proactive monitoring program and review activities and was partially offset by principal reductions and the aforementioned charge-off and resulted in an overall increase in our ratios of nonperforming loans and nonperforming assets to total assets compared to December 31, 2019.

Credit quality has remained stable as of June 30, 2020, as demonstrated by the low level of charge-offs and nonperforming loans.  The short and long-term economic impact of the COVID-19 pandemic, trade issues, political gridlock, and decline in

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

oil prices is unknown; however, the Company remains diligent in its efforts to communicate and proactively work with borrowers to help mitigate potential credit deterioration.

Pursuant to federal guidance, the Company deferred and/or modified payments on loans to assist customers financially during the COVID-19 pandemic and economic shutdown. At June 30, 2020, the Company had 215 loans, or $207.2 million, outstanding with deferred or modified payments.   Additional information on these loans can be found in Appendix A.

The following table details the Company’s nonperforming assets for the periods indicated.

	As of
	June 30,	December 31,	June 30,
(Dollars in thousands, unaudited)	2020	2019	2019

Nonaccrual loans:
Commercial and industrial loans	$689	$965	$1,579
Real estate:
Construction, land and land development	3,270	-	-
Residential	63	65	69
Commercial real estate	413	-	-
Total nonaccrual loans	4,435	1,030	1,648

Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	-	-	-
Total nonperforming loans	4,435	1,030	1,648
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$4,435	$1,030	$1,648
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.31%	0.11%	0.19%
Total nonperforming assets to total assets	0.26%	0.09%	0.16%

About Coastal Financial

Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company with Coastal Community Bank (the “Bank”), a full-service commercial bank, as its sole wholly-owned banking subsidiary.  The $1.6 billion community bank that the Bank operates provides service through 15 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides select partners with BaaS through its CCBX Division. To learn more about Coastal visit www.coastalbank.com.

Contact

Eric Sprink, President & Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	June 30,	March 31,	December 31,
	2020	2020	2019
Cash and due from banks	$26,510	$14,124	$16,555
Interest earning deposits with other banks	147,666	115,112	111,259
Investment securities, available for sale, at fair value	20,448	15,469	28,360
Investment securities, held to maturity, at amortized cost	3,870	4,290	4,350
Other investments	5,951	5,723	4,505
Loans receivable	1,447,144	1,005,180	939,103
Allowance for loan losses	(14,847)	(12,925)	(11,470)
Total loans receivable, net	1,432,297	992,255	927,633
Premises and equipment, net	16,668	14,195	13,108
Operating lease right-of-use assets	7,635	8,228	8,493
Accrued interest receivable	5,944	3,014	2,980
Bank-owned life insurance, net	6,981	6,931	6,882
Deferred tax asset, net	2,721	2,735	2,743
Other assets	2,265	1,995	1,658
Total assets	$1,678,956	$1,184,071	$1,128,526

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$1,306,427	$1,005,062	$967,959
Federal Home Loan Bank advances	24,999	24,999	10,000
Paycheck Protection Program Liquidity Facility	190,156	-	-
Subordinated debt, net	9,986	9,982	9,979
Junior subordinated debentures, net	3,584	3,583	3,583
Deferred compensation	919	947	974
Accrued interest payable	312	310	308
Operating lease liabilities	7,831	8,419	8,679
Other liabilities	3,765	3,603	2,871
Total liabilities	1,547,979	1,056,905	1,004,353

SHAREHOLDERS’ EQUITY
Common stock	87,309	87,166	86,983
Retained earnings	43,617	39,946	37,222
Accumulated other comprehensive income (loss), net of tax	51	54	(32)
Total shareholders’ equity	130,977	127,166	124,173
Total liabilities and shareholders’ equity	$1,678,956	$1,184,071	$1,128,526

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three months ended
	June 30,	March 31,	June 30,
	2020	2020	2019
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$15,154	$12,627	$10,917
Interest on interest earning deposits with other banks	130	358	652
Interest on investment securities	53	119	160
Dividends on other investments	89	16	75
Total interest and dividend income	15,426	13,120	11,804
INTEREST EXPENSE
Interest on deposits	1,096	1,554	1,420
Interest on borrowed funds	337	202	198
Total interest expense	1,433	1,756	1,618
Net interest income	13,993	11,364	10,186
PROVISION FOR LOAN LOSSES	1,930	1,578	547
Net interest income after provision for loan losses	12,063	9,786	9,639
NONINTEREST INCOME
Deposit service charges and fees	677	723	781
BaaS fees	475	579	502
Loan referral fees	70	1,053	473
Mortgage broker fees	152	162	111
Sublease and lease income	31	30	10
Gain on sales of loans, net	-	-	132
Other	115	124	123
Total noninterest income	1,520	2,671	2,132
NONINTEREST EXPENSE
Salaries and employee benefits	5,215	5,683	4,529
Occupancy	933	927	930
Data processing	621	551	499
Director and staff expenses	187	270	217
Excise taxes	262	203	180
Marketing	116	112	108
Legal and professional fees	474	323	293
Federal Deposit Insurance Corporation assessments	74	70	134
Business development	48	125	96
Other	1,015	755	657
Total noninterest expense	8,945	9,019	7,643
Income before provision for income taxes	4,638	3,438	4,128
PROVISION FOR INCOME TAXES	967	714	854
NET INCOME	$3,671	$2,724	$3,274

Basic earnings per common share	$0.31	$0.23	$0.28
Diluted earnings per common share	$0.30	$0.22	$0.27
Weighted average number of common shares outstanding:
Basic	11,917,394	11,909,248	11,895,026
Diluted	12,190,284	12,208,175	12,202,197

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Six months ended

	June 30, 2020	June 30, 2019
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$27,781	$21,336
Interest on interest earning deposits with other banks	488	1,460
Interest on investment securities	172	313
Dividends on other investments	105	89
Total interest and dividend income	28,546	23,198
INTEREST EXPENSE
Interest on deposits	2,650	2,856
Interest on borrowed funds	539	389
Total interest expense	3,189	3,245
Net interest income	25,357	19,953
PROVISION FOR LOAN LOSSES	3,508	1,087
Net interest income after provision for loan losses	21,849	18,866
NONINTEREST INCOME
Deposit service charges and fees	1,400	1,507
BaaS fees	1,054	948
Loan referral fees	1,123	1,106
Mortgage broker fees	314	196
Sublease and lease income	61	20
Gain on sales of loans, net	-	121
Other	239	218
Total noninterest income	4,191	4,116
NONINTEREST EXPENSE
Salaries and employee benefits	10,898	9,087
Occupancy	1,860	1,924
Data processing	1,172	1,028
Director and staff expenses	457	457
Excise taxes	465	345
Marketing	228	202
Legal and professional fees	797	702
Federal Deposit Insurance Corporation assessments	144	209
Business development	173	198
Other	1,770	1,153
Total noninterest expense	17,964	15,305
Income before provision for income taxes	8,076	7,677
PROVISION FOR INCOME TAXES	1,681	1,595
NET INCOME	$6,395	$6,082

Basic earnings per common share	$0.54	$0.51
Diluted earnings per common share	$0.52	$0.50
Weighted average number of common shares outstanding:
Basic	11,913,321	11,889,597
Diluted	12,185,154	12,192,647

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	For the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$127,721	$130	0.41%	$103,372	$358	1.39%	$106,353	$652	2.46%
Investment securities (1)	21,835	53	0.98	27,041	119	1.77	40,151	160	1.60
Other Investments	5,841	89	6.13	4,507	16	1.43	3,659	75	8.22
Loans receivable (2)	1,334,991	15,154	4.57	966,602	12,627	5.25	812,704	10,917	5.39
Total interest earning assets	1,490,388	15,426	4.16	1,101,522	13,120	4.79	962,867	11,804	4.92
Noninterest earning assets:
Allowance for loan losses	(13,555)			(11,665)			(10,025)
Other noninterest earning assets	61,713			51,596			49,594
Total assets	$1,538,546			$1,141,453			$1,002,436

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$708,724	$1,096	0.62%	$628,037	$1,554	1.00%	$550,777	$1,420	1.03%
Subordinated debt, net	9,984	147	5.92	9,980	146	5.88	9,970	146	5.87
Junior subordinated debentures, net	3,583	26	2.92	3,583	35	3.93	3,582	43	4.81
PPPFL borrowings	107,443	94	0.35	-	-	0.00	-	-	0.00
FHLB advances and other borrowings	24,999	70	1.13	7,851	21	1.08	1,542	9	2.34
Total interest bearing liabilities	854,733	1,433	0.67	649,451	1,756	1.09	565,871	1,618	1.15
Noninterest bearing deposits	541,448			352,930			308,739
Other liabilities	12,498			12,542			13,132
Total shareholders' equity	129,867			126,530			114,694
Total liabilities and
shareholders' equity	$1,538,546			$1,141,453			$1,002,436
Net interest income		$13,993			$11,364			$10,186
Interest rate spread			3.49%			3.70%			3.77%
Net interest margin (3)			3.78%			4.15%			4.24%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE

(Dollars in thousands; unaudited)

	For the Six Months Ended
	June 30, 2020			June 30, 2019
	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$115,547	$488	0.85%	$119,830	$1,460	2.46%
Investment securities (1)	24,438	172	1.42	39,853	313	1.58
Other Investments	5,174	105	4.08	3,406	89	5.27
Loans receivable (2)	1,150,797	27,781	4.85	797,629	21,336	5.39
Total interest earning assets	$1,295,956	$28,546	4.43	$960,718	$23,198	4.87
Noninterest earning assets:
Allowance for loan losses	(12,610)			(9,825)
Other noninterest earning assets	56,654			48,873
Total assets	$1,340,000			$999,766

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$668,381	$2,650	0.80%	$560,875	$2,856	1.03%
Subordinated debt, net	9,982	293	5.90	9,968	291	5.89
Junior subordinated debentures, net	3,583	61	3.42	3,581	87	4.90
PPPLF borrowings	53,722	94	0.35	-	-	0.00
FHLB advances and other borrowings	16,425	91	1.11	923	11	2.40
Total interest bearing liabilities	$752,093	$3,189	0.85	$575,347	$3,245	1.14
Noninterest bearing deposits	447,189			298,451
Other liabilities	12,520			13,080
Total shareholders' equity	128,198			112,888
Total liabilities and
shareholders' equity	$1,340,000			$999,766
Net interest income		$25,357			$19,953
Interest rate spread			3.58%			3.73%
Net interest margin (3)			3.93%			4.19%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Income Statement Data:
Interest and dividend income	$15,426	$13,120	$13,034	$12,355	$11,804
Interest expense	1,433	1,756	1,703	1,628	1,618
Net interest income	13,993	11,364	11,331	10,727	10,186
Provision for loan losses	1,930	1,578	820	637	547
Net interest income after
provision for loan losses	12,063	9,786	10,511	10,090	9,639
Noninterest income	1,520	2,671	2,059	2,088	2,132
Noninterest expense	8,945	9,019	8,015	7,748	7,643
Net income - pre-tax, pre-provision (1)	6,568	5,016	5,375	5,067	4,675
Provision for income tax	967	714	947	919	854
Net income	3,671	2,724	3,608	3,511	3,274

	As of and for the Three Month Period
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Balance Sheet Data:
Cash and cash equivalents	$174,176	$129,236	$127,814	$153,347	$113,470
Investment securities	24,318	19,759	32,710	32,696	42,381
Loans receivable	1,447,144	1,005,180	939,103	874,112	845,443
Allowance for loan losses	(14,847)	(12,925)	(11,470)	(10,888)	(10,443)
Total assets	1,678,956	1,184,071	1,128,526	1,090,060	1,031,024
Interest bearing deposits	742,633	659,559	596,716	573,162	552,254
Noninterest bearing deposits	563,794	345,503	371,243	349,087	315,890
Core deposits (2)	1,212,215	892,408	862,516	817,593	754,768
Total deposits	1,306,427	1,005,062	967,959	922,249	868,144
Total borrowings	228,725	38,564	23,562	33,557	33,554
Total shareholders’ equity	130,977	127,166	124,173	120,422	116,591

Share and Per Share Data (3):
Earnings per share – basic	$0.31	$0.23	$0.30	$0.30	$0.28
Earnings per share – diluted	$0.30	$0.22	$0.30	$0.29	$0.27
Dividends per share	-	-	-	-	-
Book value per share (4)	$10.98	$10.66	$10.42	$10.11	$9.79
Tangible book value per share (5)	$10.98	$10.66	$10.42	$10.11	$9.79
Weighted avg outstanding shares – basic	11,917,394	11,909,248	11,903,750	11,901,873	11,895,026
Weighted avg outstanding shares – diluted	12,190,284	12,208,175	12,213,512	12,188,507	12,202,197
Shares outstanding at end of period	11,926,263	11,929,413	11,913,885	11,912,115	11,908,185
Stock options outstanding at end of period	774,587	774,937	784,217	786,257	791,267

See footnotes on following page

	As of and for the Three Month Period
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Credit Quality Data:
Nonperforming assets to total assets	0.26%	0.06%	0.09%	0.12%	0.16%
Nonperforming assets to loans receivable and OREO	0.31%	0.08%	0.11%	0.15%	0.19%
Nonperforming loans to total loans receivable	0.31%	0.08%	0.11%	0.15%	0.19%
Allowance for loan losses to nonperforming loans	334.8%	1694.0%	1113.6%	837.5%	633.7%
Allowance for loan losses to total loans receivable	1.03%	1.29%	1.22%	1.25%	1.24%
Allowance for loan losses to loans receivable, as adjusted (1)	1.46%	n/a	n/a	n/a	n/a
Gross charge-offs	$13	$124	$242	$196	$22
Gross recoveries	$5	$1	$4	$4	$3
Net charge-offs to average loans (6)	0.00%	0.05%	0.10%	0.09%	0.01%

Capital Ratios (7):
Tier 1 leverage capital	9.38%	11.43%	11.64%	12.00%	11.99%
Common equity Tier 1 risk-based capital	12.34%	12.10%	12.74%	13.02%	12.99%
Tier 1 risk-based capital	12.67%	12.43%	13.10%	13.40%	13.37%
Total risk-based capital	14.88%	14.65%	15.35%	15.70%	15.70%

(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Core deposits are defined as all deposits excluding BaaS-brokered and time deposits.
(3) Share and per share amounts are based on total common shares outstanding.
(4) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(5) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’

     equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(6) Annualized calculations.
(7) Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

The following non-GAAP measures are presented to illustrate the impact of provision for loan losses and provision for income taxes on net income and return on average assets.

Pre-tax, pre-provision return net income is a non-GAAP measure that excludes the impact of provision for loan losses and provision for income taxes from net income.  The most directly comparable GAAP measure is net income.

Pre-tax, pre-provision return on average assets is a non-GAAP measure that excludes the impact of provision for loan losses and provision for income taxes from return on average assets.  The most directly comparable GAAP measure is return on average assets.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands, unaudited)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Pre-tax, pre-provision net income and pre-tax, pre-provision return on average assets:
Total average assets	$1,538,546	$1,141,453	$1,095,343	$1,031,969	$1,002,436	$1,340,000	$999,766
Total net income	3,671	2,724	3,608	3,511	3,274	6,395	6,082
Plus: provision for loan losses	1,930	1,578	820	637	547	3,508	1,087
Plus: provision for income taxes	967	714	947	919	854	1,681	1,595
Pre-tax, pre-provision net income	$6,568	$5,016	$5,375	$5,067	$4,675	$11,584	$8,764
Return on average assets	0.96%	0.96%	1.31%	1.35%	1.31%	0.96%	1.23%
Pre-tax, pre-provision return on average assets:	1.72%	1.77%	1.95%	1.95%	1.87%	1.74%	1.77%

The following non-GAAP financial measures are presented to illustrate and identify the impact of PPP loans on loans receivable related measures.  By removing these significant items and showing what the results would have been without them, we are providing investors with the information to better compare results with periods that did not have these significant items.  These measures include the following:

Adjusted allowance for loan losses to loans receivable is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is allowance for loan losses to loans receivable.

Adjusted yield on loans receivable is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is yield on loans.

Adjusted contractual yield on loans receivable, excluding earned fees is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is contractual yield on loans, excluding fees.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the	As of and for the
	Three Months Ended	Six Months Ended
(Dollars in thousands, unaudited)	June 30, 2020	June 30, 2020
Adjusted allowance for loan losses to loans receivable:
Total loans, net of deferred fees	$1,447,144	$1,447,144
Less: PPP loans	(438,077)	(438,077)
Less: net deferred fees on PPP loans	10,639	10,639
Adjusted loans, net of deferred fees	$1,019,707	$1,019,707
Allowance for loan losses	$(14,847)	$(14,847)
Allowance for loan losses to loans receivable	1.03%	1.03%
Adjusted allowance for loan losses to loans receivable	1.46%	1.46%
Adjusted yield on loans receivable:
Total average loans receivable	$1,334,991	$1,150,797
Less: average PPP loans	(335,200)	(167,600)
Plus: average deferred fees on PPP loans	8,700	4,350
Adjusted total average loans receivable	$1,008,491	$987,547
Interest income on loans	$15,154	$27,781
Less: interest and fee income on PPP loans	(2,759)	(2,759)
Adjusted interest income on loans	$12,395	$25,022
Yield on loans receivable	4.57%	4.85%
Adjusted yield on loans receivable:	4.94%	5.10%
Adjusted contractual yield on loans receivable, excluding earned fees:
Total average loans receivable	$1,334,991	$1,150,797
Less: average PPP loans	(335,200)	(167,600)
Plus: average deferred fees on PPP loans	$8,700	$4,350
Adjusted total average loans receivable, excluding earned fees	$1,008,491	$987,547
Interest and earned fee income on loans	$15,154	$27,781
Less: earned fee income on loans	$(2,182)	$(2,610)
Less: interest income on PPP loans	(837)	(837)
Adjusted interest income on loans	$12,135	$24,334
Contractual yield on loans receivable, excluding earned fees	3.91%	4.40%
Adjusted contractual yield on loans receivable, excluding earned fees:	4.84%	4.96%

APPENDIX A

As of June 30, 2020

Industry Concentration

We have a diversified loan portfolio, representing a wide variety of industries. Three of our largest categories of our loans are commercial real estate, commercial and industrial, and construction, land and land development loans.  Together they represent $894.2 million in outstanding loan balances, or 87.5% of total gross loans outstanding, excluding PPP loans of $438.1 million.  When combined with $189.9 million in unused commitments the total of these three categories is $1.08 billion, or 87.9% of total outstanding loans and loan commitments.

Commercial real estate loans represent the largest segment of our loans, comprising 66.4% of our total balance of outstanding loans, excluding PPP loans, as of June 30, 2020.  Unused commitments to extend credit represents an additional $13.5 million, the combined total exposure in commercial real estate loans represents $691.9 million, or 56.1% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry for our commercial real estate portfolio as of June 30, 2020:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Hotel/Motel	$99,389	$632	$100,021	8.1%	$3,823	26
Apartments	92,453	2,596	95,049	7.7	1,360	68
Retail	79,436	55	79,491	6.4	993	80
Office	75,833	2,976	78,809	6.4	824	92
Mixed use	71,636	3,365	75,001	6.1	823	87
Convenience Store	65,086	700	65,786	5.3	1,713	38
Warehouse	56,586	50	56,636	4.6	1,179	48
Manufacturing	36,094	453	36,547	3.0	1,003	36
Mini Storage	28,382	137	28,519	2.3	3,154	9
Groups < 2.0% of total	73,440	2,587	76,027	6.2	1,049	70
Total	$678,335	$13,551	$691,886	56.1%	$1,224	554

Commercial and industrial loans comprise 11.1% of our total balance of outstanding loans, excluding PPP loans, as of June 30, 2020.  Unused commitments to extend credit represents an additional $98.8 million, the combined total exposure in commercial and industrial loans represents $212.7 million, or 17.2% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry, excluding PPP loans, for our commercial and industrial loan portfolio as of June 30, 2020:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$11,971	$40,093	$52,064	4.2%	$570	21
Construction/Contractor Services	13,625	21,305	34,930	2.8	99	138
Manufacturing	12,603	7,854	20,457	1.7	221	57
Medical / Dental / Other Care	14,766	2,230	16,996	1.4	208	71
Family and Social Services	11,007	4,599	15,606	1.3	847	13
Financial Institutions	15,400	-	15,400	1.2	5,133	3
Groups < 1.0% of total	34,101	23,138	57,239	4.6	109	312
Total	$113,473	$99,219	$212,692	17.2%	$185	615

Construction, land and land development loans comprise 10.0% of our total balance of outstanding loans, excluding PPP loans, as of June 30, 2020.  Unused commitments to extend credit represents an additional $77.5 million, the combined total exposure in construction, land and land development loans represents $180.0 million, or 14.6% of our total outstanding loans and loan commitments.

The following table details our exposure for our construction, land and land development portfolio as of June 30, 2020:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$48,256	$56,597	$104,853	8.5%	$2,540	19
Residential construction	26,344	15,274	41,618	3.4	753	35
Developed land loans	14,200	2,804	17,004	1.4	418	34
Undeveloped land loans	8,976	492	9,468	0.8	472	19
Land development	4,646	2,378	7,024	0.6	581	8
Total	$102,422	$77,545	$179,967	14.6%	$891	115

Payment Modifications and Deferrals

As part of our ongoing commitment to our customers we have been proactive in contacting customers impacted by the stay-at-home order in Washington State, temporary business closures, or that have otherwise been impacted by the COVID-19 pandemic and responses thereto.  In addition to the PPP loans we made to assist customers, as of June 30, 2020, we have $207.2 million in deferred or restructured payments, pursuant to federal guidance, representing 215 loans.  Of the 215 loans that remain on deferral, 92 loans, or $77.1 million, were subject to a loan extension as part of the deferral and restructuring process.  During the quarter ended June 30, 2020, there were 24 loans, representing $7.2 million, that moved back to active status from deferral status, with all of them successfully resuming payments.

We offered various options depending upon the needs of the customer, with the 93% of the current loan deferrals being principal and interest, and 7% interest only deferrals.  The number of deferral days also varied among 90, 120 and 180 days.  The charts below show more detail regarding the payment modifications and deferrals.

The graphs below indicate the percentage of loans that were granted a COVID-19 deferral.  This illustration is based on total loans outstanding as of March 31, 2020 to approximate the impact to our portfolio, pre-COVID-19; also presented is deferred loans compared to total loans outstanding as of June 30, 2020.

Deferrals remaining as of June 30, 2020:

Remaining deferrals by industry as of June 30, 2020:

As a result of our proactive approach with customers, we did not see material downgrades in credit during quarter ended June 30, 2020 related to the COVID-19 pandemic.  We will continue to be diligent in monitoring credit and changes in the economy, keeping the lines of communication open with our customers, but the full impact of these challenging economic times on our financial condition and liquidity remains to be seen at this time.